                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


         Form 10-K / /              Form 20-F / /              Form 11-K / /
         Form 10-Q /X/              Form N-SAR

                   For Period Ended: November 30, 2000
                   / / Transition Report on Form 10-K
                   / / Transition Report on Form 20-F
                   / / Transition Report on Form 11-K
                   / / Transition Report on Form 10-Q
                   / / Transition Report on Form N-SAR
                   For the Transition Period Ended: ________________________

________________________________________________________________________________
     READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM, PLEASE PRINT OR TYPE Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________
________________________________________________________________________________
PART I - REGISTRANT INFORMATION

________________________________________________________________________________
     Full Name of Registrant:
                   UNICOMP, INC.

     Address of Principal Executive Office (Street and Number)
                   1850 Parkway Place, Suite 925, Marietta, Georgia 30067
________________________________________________________________________________
PART II - RULES 12b-25 (b) AND (c)

________________________________________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

________________________________________________________________________________
PART III - NARRATIVE
________________________________________________________________________________

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Company needs additional time to obtain certain information from its overseas subsidiaries to adequately prepare a true and accurate report and disclosure in the Form 10-Q and could not complete the Form 10-Q without unreasonable effort and expense. Gathering such information has been delayed by the disposition of one of the Company's subsidiaries.

________________________________________________________________________________
PART IV - OTHER INFORMATION
________________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

          Stephen A. Hafer                       (770) 424-3684
          ----------------                       --------------


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              /x/ Yes   / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              / / Yes   /x/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  UNICOMP, INC.
                                  -------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: January 16, 2001                                  By: /s/ Stephen A. Hafer
      ----------------                                      --------------------